UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 22, 2007

(Date of Earliest Event Reported)

PENN VIRGINIA GP HOLDINGS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33171	20-5116532
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

                     As previously reported in Current Reports on Form 8-K filed on December 7, 2006, December 13, 2006, December 18, 2006 and January 8, 2007 with the Securities and Exchange Commission (the "Commission"), Penn Virginia Resource Partners, L.P. ("PVR") sold 416,444 common units representing limited partner interests in PVR ("PVR Common Units") and 4,045,311 Class B units representing limited partner interests in PVR ("PVR Class B Units") to Penn Virginia GP Holdings, L.P. (the "Partnership"). PVR sold PVR Class B Units to the Partnership instead of selling additional PVR Common Units because Section 312.03(b) of the New York Stock Exchange (the "NYSE") Limited Company Manual prohibited the issuance of any further Common Units to the Partnership, who was a "Related Party" under Section 312.03(b), without unitholder approval.

                     Pursuant to the terms of PVR's First Amended and Restated Agreement of Limited Partnership, as amended, the PVR Class B Units convert into PVR Common Units on a one-for-one basis upon the earlier to occur of (i) the approval of such conversion by PVR's unitholders or (ii) the rules of the NYSE being changed so that no vote or consent of unitholders is required as a condition to the listing or admission to trading of the PVR Common Units that would be issued upon any conversion of any PVR Class B Units into PVR Common Units. On May 22, 2007, the Commission approved an amendment to Section 312.03 of the NYSE Listed Company Manual (the "Amendment") which, among other things, exempted limited partnerships from the provisions of Section 312.03(b). As a result of the Amendment, a vote of PVR's unitholders is no longer required to issue PVR Common Units to the Partnership. Consequently, all 4,045,311 PVR Class B Units held by the Partnership converted to 4,045,311 PVR Common Units effective May 22, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2007

Penn Virginia GP Holdings, L.P.
By:	PVG GP, LLC
its general partner

By:	/s/ Nancy M. Snyder
Nancy M. Snyder
Vice President and General Counsel